CUSIP No.	Not Applicable	Page	11	of	11 Pages
AGREEMENT OF JOINT FILING
     The parties listed below agree that the Amendment No. 24 to Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of them shall be deemed an original, but all of which together shall constitute one and the same instrument.
Dated: January 19, 2007

AIMCO PROPERTIES, L.P.

By:	AIMCO-GP, INC.
(General Partner)

AIMCO-GP, INC.

APARTMENT INVESTMENT AND
MANAGEMENT COMPANY

AIMCO IPLP, L.P.

By:	AIMCO/IPT INC.
(General Partner)

AIMCO/IPT, INC.

COOPER RIVER PROPERTIES, L.L.C.

BROAD RIVER PROPERTIES, L.L.C.

By:	/s/ Martha L. Long

Senior Vice President
of each of the foregoing entities